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JOHNSTON INDUSTRIES, INC. AND SUBSIDIARIES

EXHIBIT 21

LIST OF SUBSIDIARIES OF JOHNSTON INDUSTRIES, INC.



1.       Johnston Industries Alabama, Inc.
         State of Incorporation:  Alabama


2.       Johnston Industries Composite Reinforcements, Inc.
         State of Incorporation:  Alabama


3.       Greater Washington Investments, Inc.
         State of Incorporation:  Delaware